EXHIBIT 16

May 12, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read subsection (a) of the section titled “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” contained in the Form S-4 for Forbes Energy Services LLC and we have the following comments:

1.	We are in agreement with the statements made in the first, second, third and fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the fifth paragraph.

Yours truly,

/s/ Melton & Melton, LLP